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As filed with the Securities and Exchange Commission on November 3, 2016

Registration No. 333-214237

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Emerge Energy Services LP
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1446 (Primary Standard Industrial Classification Code Number)	90-0832937 (I.R.S. Employer Identification Number)

180 State Street, Suite 225
Southlake, Texas 76092
(817) 865-5830
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

Warren B. Bonham
180 State Street, Suite 225
Southlake, Texas 76092
(817) 865-5830
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Copies to:
Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Anna T. Pinedo, Esq. Morrison & Foerster LLP 250 West 55th Street New York, New York 10019 (212) 468-8000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Subject to Completion, dated November 3, 2016

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Emerge Energy Services LP

2,750,000 Common Units

Representing Limited Partner Interests

We are offering 2,750,000 common units ("common units") representing limited partner interests in us.

We have granted the underwriters an option to purchase, on the same terms and conditions as set forth below, up to an additional 412,000 common units within 30 days of this prospectus.

Our common units are listed on the New York Stock Exchange (the "NYSE") under the symbol "EMES." The last publicly reported trading price of our common units on the NYSE on November 2, 2016 was $10.98 per unit.

	Per unit	Total

Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to us (before expenses)	$	$

(1)    Please see "Underwriting" for a description of underwriting compensation payable in connection with this offering.

The underwriters expect to deliver the common units to purchasers on or about                                          , 2016 through the book-entry facilities of The Depository Trust Company.

Investing in our common units involves risks. See "Risk factors" on page 4 of this prospectus and in the reports we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, incorporated by reference in this prospectus to read about factors you should consider before making an investment in our common units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Morgan	Simmons & Company International
Energy Specialists of Piper Jaffray

The date of this prospectus is                           , 2016

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by or on behalf of us or any other information to which we have referred you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common units means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy the common units in any circumstances under which the offer or solicitation is unlawful.

i

About this prospectus

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the Securities and Exchange Commission (the "SEC"). Please read "Where you can find more information" in this prospectus. You are urged to read this prospectus carefully, including "Risk factors," "Cautionary note regarding forward-looking statements," and the documents incorporated by reference in their entirety before investing in our common units.

References in this prospectus to "the Partnership," "we," "our," "us" and like terms refer to Emerge Energy Services LP and our subsidiaries, unless the context otherwise requires or where otherwise indicated. References in this prospectus to "Emerge GP" refer to Emerge Energy Services GP LLC, our general partner. References in this prospectus to "Insight Equity" refer to Insight Equity Management Company LLC and its affiliated investment funds and its controlling equity owners, Ted W. Beneski and Victor L. Vescovo. References in this prospectus to "Emerge Holdings" refer to Emerge Energy Services Holdings LLC, a Delaware limited liability company owned by Insight Equity that controls our general partner. We conduct our operations through our indirect subsidiary Superior Silica Sands LLC, or "SSS." References to "our operating companies" refer to Emerge Energy Services Operating LLC, or "Emerge Operating," and SSS.

Where you can find more information

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov. You may also access the information we file electronically with the SEC through our website at www.emergelp.com. We have not incorporated by reference into this prospectus the information included on, or linked from, our website (other than to the extent specified elsewhere herein), and you should not consider it to be a part of this prospectus.

We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the cover page of this prospectus.

We incorporate by reference the documents listed below:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•
our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

•
our Current Reports on Form 8-K filed on January 14, 2016, February 10, 2016, March 7, 2016, April 15, 2016, April 26, 2016, May 20, 2016, June 23, 2016, August 8, 2016, August 16, 2016, September 7, 2016 and November 3, 2016 and our Current Report on Form 8-K/A filed on September 12, 2016; and

•
the description of our common units included in our Form 8-A (File No. 001-35912), filed with the Commission on May 6, 2013, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC's website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus, at no cost, by visiting our internet website at http://www.emergelp.com, or by writing or calling us at the address below. The information on our website does not constitute a part of this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

Emerge Energy Services LP
Investor Relations
180 State Street, Suite 225,
Southlake, TX 76092
(817) 865-5830

Cautionary note regarding forward-looking statements

Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "expect," "intend," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, including the factors described under "Risk factors" on page 4 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2015 and our other reports filed with the SEC, each of which is incorporated by reference herein. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•
the use of proceeds from this offering;

•
failure to secure or maintain contracts with our largest customers, or non-performance of any of those customers under the applicable contract;

•
competitive conditions in our industry;

•
the amount of frac sand we are able to excavate and process, which could be adversely affected by, among other things, operating difficulties and unusual or unfavorable geologic conditions;

•
the volume of frac sand we are able to sell;

•
the price at which we are able to sell frac sand;

•
changes in the long-term supply of and demand for oil and natural gas;

•
unanticipated ground, grade or water conditions at our sand mines;

•
actions taken by our customers, competitors and third-party operators;

•
our ability to complete growth projects on time and on budget;

•
increasing costs and minimum contractual obligations relating to our transportation services and infrastructure;

•
inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change;

•
environmental hazards;

•
industrial accidents;

•
changes in laws and regulations (or the interpretation thereof) related to the mining and hydraulic fracturing industries, silica dust exposure or the environment;

•
inability to acquire or maintain necessary permits or mining or water rights;

•
facility shutdowns in response to environmental regulatory actions;

•
inability to obtain necessary production equipment or replacement parts;

•
reduction in the amount of water available for processing;

•
technical difficulties or failures;

•
labor disputes and disputes with our excavation contractor;

•
late delivery of supplies;

•
difficulty collecting receivables;

•
inability of our customers to take delivery of our products;

•
changes in the price and availability of transportation;

•
fires, explosions or other accidents;

•
pit wall failures or rock falls; and

•
the effects of future litigation.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

v

Summary

This summary provides a brief overview of information contained elsewhere in this prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus and the documents incorporated by reference, including our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016 (including the sections entitled "Risk Factors" therein), before making an investment decision.

Overview

We are a publicly-traded limited partnership formed in 2012 by management and affiliates of Insight Equity to own, operate, acquire and develop a diversified portfolio of energy service assets. We are currently engaged in the businesses of mining, processing, and distributing silica sand, a key input for the hydraulic fracturing of oil and gas wells. We conduct our operations through our subsidiary SSS. We believe that our SSS brand has significant name recognition and a strong reputation with our customers.

Our general partner, Emerge Energy Services GP LLC, is a Delaware limited liability company. We are managed by our general partner.

Our principal executive offices are located at 180 State Street, Suite 225, Southlake, TX 76092 and our telephone number for our principal executive office is (817) 865-5830.

The offering

Common units offered by us	2,750,000 common units.
Common units outstanding prior to giving effect to this offering	24,173,407 common units.
Common units outstanding after giving effect to this offering(1)	26,923,407 common units.
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $ million, after deducting estimated offering expenses and the underwriting discount payable by us. We intend to use the net proceeds from this offering to repay borrowings under our amended and restated revolving credit and security agreement dated June 27, 2014, as amended (our "revolving credit facility"). See "Use of proceeds" on page 5 of this prospectus.
Cash distributions
Our general partner has adopted a cash distribution policy that requires us to distribute all of our available cash quarterly, as defined by the board of directors of our general partner. The actual distributions we declare are subject to our operating performance, prevailing market conditions, the impact of unforeseen events, and the approval of the board of directors of our general partner in a manner consistent with our distribution policy. Under our cash distribution policy, available cash is generally defined to mean, for each quarter, the amount of cash generated during the quarter that the board of directors of our general partner determines is available for distribution to unitholders. The board of directors of our general partner may consider the advice of management, the amount of cash needed for maintenance capital expenditures, debt service and other of our contractual obligations and any future operating or capital needs that the board of directors of our general partner deems necessary or appropriate. The board of directors of our general partner may also consider our ability to comply with the financial tests and covenants contained in our credit agreement and any other debt instrument under which we have similar obligations. The board of directors of our general partner may establish cash reserves for the prudent conduct of our business.

There is no guarantee that we will distribute quarterly cash distributions to our unitholders. Our cash distribution policy is subject to restrictions on cash distributions under our credit facility. Specifically, our current credit facility prohibits us from making cash distributions to our unitholders. See "How we make cash distributions" beginning on page 8 of this prospectus.

Issuance of additional common units	We can issue an unlimited number of units without the consent of our unitholders. See "The partnership agreement—Issuance of additional partner interests" on page 15 of this prospectus.
Limited voting rights
Our general partner manages and operates us. Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business. Our unitholders have no right to elect our general partner or its directors on an annual or continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common units voting together as a single class, including any common units owned by our general partner and its affiliates, including Insight Equity. See "The partnership agreement—voting rights" on page 12 of this prospectus.
Material tax consequences
For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material federal income tax consequences" beginning on page 23 of this prospectus.
Trading symbol	Our common units are listed on the NYSE under the symbol "EMES."
Risk factors
Investing in our common units involves a high degree of risk and the purchasers of our common units may lose their entire investment. See "Risk factors" on page 4 of this prospectus and in the reports we file with the SEC incorporated by reference in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common units.

(1)    The number of common units to be outstanding after this offering is based on 24,173,407 common units outstanding immediately prior to this offering and excludes (i) common units issuable upon the conversion of our outstanding series A preferred units and warrants; (ii) common units available for issuance under our 2013 Long-Term Incentive Plan and our Director Compensation Program; and (iii) 412,500 common units that the underwriters have an option to purchase as part of this offering.

Risk factors

Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in the frac sand businesses. You should consider carefully the risk factors included in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included herein, together with all of the other information included in this prospectus and the documents we incorporate by reference, including the matters addressed under "Cautionary note regarding forward-looking statements," in evaluating an investment in our common units.

If any of the following risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we may be unable to make distributions on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks related to this offering and our common units

You will experience immediate and substantial dilution in net tangible book value of $               per common unit.

The offering price of $              per common unit exceeds our net tangible book value of $              per common unit. Based on the offering price of $              per common unit, you will incur immediate and substantial dilution of $              per common unit. Please read "Dilution" on page 6 of this prospectus.

Future sales of our common units could reduce the price of our common units and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

We are not restricted from issuing additional common units, including common units issuable pursuant to securities that are convertible into or exchangeable for, or that represent the right to receive, common units. Following completion of this offering of common units, assuming the underwriters' option to purchase additional common units is not exercised, we expect that we will have approximately 26,923,407 common units outstanding based on the number of common units outstanding as of October 26, 2016.

Subject to the satisfaction of vesting conditions and the requirements of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), common units registered under our 2013 Long-Term Incentive Plan are available for resale immediately in the public market without restriction. In addition, subject to the change in ownership limitations contained in Section 5.8(b)(iv) of our limited partnership agreement and the requirements of Rule 144, up to 3,350,154 common units registered under our registration statement on Form S-1 filed on October 5, 2016 are available for resale immediately in the public market without restriction, including 2,463,055 common units that are issuable upon the conversion of 20,000 of our Series A Convertible Preferred Units (the "series A preferred units") and 887,099 common units that are issuable upon the exercise of the warrant at a nominal price. These common units include all of the common units that SIG Strategic Investments, LLLP, together with its respective affiliates, own or have the right to acquire as of October 26, 2016.

We cannot predict the size of future issuances of our common units or securities convertible into or exchangeable for, or that represent the right to receive, common units or the effect, if any, that future issuances and sales of our common units will have on the market price of our common units. Sales of substantial amounts of our common units (including common units issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common units.

Use of proceeds

We expect to receive approximately $               million of net proceeds from the sale of common units in this offering, after deducting estimated offering expenses and the underwriting discount. Following the closing of this offering, we intend to use the net proceeds from this offering to repay borrowings under our revolving credit facility. Amounts repaid under our revolving credit facility may be reborrowed from time to time, subject to the terms of our revolving credit facility.

As of September 30, 2016, we had $153 million in borrowings outstanding under our revolving credit facility bearing interest at a weighted average interest rate of 5.87%. The outstanding borrowings under our revolving credit facility were incurred to pay for our capital expenditure program and for general corporate expenses. The revolving credit facility matures on June 27, 2019.

Dilution

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the net tangible book value per unit after the offering. As of September 30, 2016, after giving effect to the offering of common units and the application of the related net proceeds, and assuming the underwriters' option to purchase additional common units is not exercised, our net tangible book value was $               million, or $              per unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Offering price per common unit	$
Less: Net tangible book value per unit after this offering(1)

Immediate dilution in net tangible book value per common unit to new investors	$

(1)    Determined by dividing the total number of common units to be outstanding after this offering into our net tangible book value.

The above table is based on 24,173,407 common units outstanding as of October 26, 2016. The information above excludes, as of that date, the following:

•
2,463,055 common units that are issuable upon the conversion of our outstanding series A preferred units;

•
887,099 common units that are issuable upon the exercise of the warrant issued in August 2016 with an exercise price of $10.82 per unit;

•
370,000 common units issuable upon the exercise of warrants issued in June 2016 with an exercise price of $4.77 per unit

•
229,171 common units issued under our 2013 Long-Term Incentive Plan subject to phantom and restricted unit agreements outstanding as of October 26, 2016; and

•
412,500 common units that the underwriters have an option to purchase as part of this offering.

To the extent that any of these options, warrants, restricted units or preferred units are exercised or converted or become vested, as applicable, these issuances will cause further dilution to the investors purchasing common units in this offering.

Price range of common units and distributions

Our common units are listed on the NYSE under the symbol "EMES" and began trading on May 14, 2013 on a "when-issued" basis. On November 2, 2016, the closing market price for the common units was $10.98 per unit. As of October 26, 2016, there were 24,173,407 common units outstanding. There were approximately 20,670 record holders of common units on December 31, 2015. This number does not include unitholders whose units are held in trust by other entities. The actual number of unitholders is greater than the number of holders of record.

The following table sets forth, for each period indicated, the high and low sales prices per common unit, as reported on the NYSE, and the cash distributions declared and paid per common unit during each of the last twelve fiscal quarters:

Quarter Ended	High	Low	Distributions Declared Per Unit

March 31, 2014	$62.69	$42.28	$1.00
June 30, 2014	$116.99	$59.60	$1.13
September 30, 2014	$145.72	$101.11	$1.17
December 31, 2014	$118.71	$39.90	$1.38
March 31, 2015	$63.00	$41.13	$1.41
June 30, 2015	$52.75	$34.16	$1.00
September 30, 2015	$37.57	$6.10	$0.67
December 31, 2015	$9.25	$3.78	$—
March 31, 2016	$6.63	$1.97	$—
June 30, 2016	$13.80	$3.00	$—
September 30, 2016	$14.60	$8.12	$—
December 31, 2016 (through November 2, 2016)	$15.75	$10.91	$—	(1)

(1)    Cash distributions in respect of the fourth quarter of 2016 have not been declared or paid.

How we make cash distributions

General

Our cash distribution policy

Our policy is to distribute all of the cash available for distribution we generate each quarter. Within 60 days after the end of each quarter, we will make distributions, as determined by the board of directors of our general partner, to unitholders of record on the applicable record date. Cash available for distribution for each quarter generally equals the cash we generate during the quarter, less cash needed for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate. We do not maintain excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distribution or otherwise to reserve cash for distributions, nor do we incur debt to pay quarterly distributions. We expect to finance substantially all of our growth externally, either by debt issuances or additional issuances of equity.

Because our policy is to distribute all cash available for distribution each quarter, without reserving cash for future distributions or borrowing to pay distributions during periods of low cash flow from operations, our unitholders have direct exposure to fluctuations in the amount of cash generated by our business. The amount of our quarterly distributions, if any, varies based on our operating cash flow during each quarter. Our cash distributions, if any, are not stable and vary from quarter to quarter as a direct result of variations in our operating performance and cash flow, which will be affected by product price fluctuations and demand trends as well as our working capital requirements and capital expenditures. These variations may be significant. For example, the board of directors of our general partner determined that we did not generate sufficient available cash to distribute to our unitholders during the quarters ended September 30, 2015, December 31, 2015, March 31, 2016, June 30, 2016 and September 30, 2016.

We may change our distribution policy at any time and from time to time. Our partnership agreement does not require us to pay cash distributions on a quarterly or other basis. In addition, our cash distribution policy is subject to restrictions on cash distributions under our credit facility. Specifically, our current credit facility prohibits us from making cash distributions to our unitholders.

Limitations on cash distributions; our ability to change our cash distribution policy

There is no guarantee that unitholders will receive cash distributions from us. Our distribution policy may be changed at any time and is subject to certain restrictions, including:

•
Our unitholders have no contractual or other legal right to receive cash distributions from us on a quarterly or other basis. Our policy is to distribute to our unitholders each quarter all of the cash available for distribution we generate each quarter, as determined quarterly by the board of directors of our general partner, but it may change this policy at any time.

•
Our ability to make cash distributions pursuant to our cash distribution policy is subject to our compliance with our credit facility, which contains financial tests and covenants that we must satisfy. Should we be unable to satisfy these financial covenants or if we are otherwise in default under our credit facility, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

•
Our business performance and cash flows are less stable than the business performance and cash flows of many publicly traded partnerships. As a result, our cash distributions can be volatile and vary quarterly and annually. Unlike most publicly traded limited partnerships, we do not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase quarterly distributions over time. Furthermore, none of our limited partner interests, including those held by Insight Equity and its affiliated investment vehicles, are subordinate in right of distribution payment to the common units sold in this offering.

•
Our general partner will have the authority to establish cash reserves for the prudent conduct of our business, and the establishment of or increase in those reserves could result in a reduction in cash distributions to our unitholders. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

•
Prior to making any distributions on our units, we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur on our behalf. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us, but does not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of cash to pay distributions to our unitholders

•
The amount of cash available for distribution, the distributions we pay under our cash distribution policy and the decision to make any distribution will be determined by the board of directors of our general partner. Our partnership agreement does not provide for any minimum quarterly distributions.

•
Under Section 17-607 of the Delaware Act, we may not make a distribution to our limited partners if the distribution would cause our liabilities to exceed the fair value of our assets.

•
We may lack sufficient cash to make distributions to our unitholders due to a number of factors that would adversely affect us, including but not limited to decreases in revenues or increases in operating expenses, principal and interest payments on debt, working capital requirements, capital expenditures or anticipated cash needs. See "Risk factors" on page 4 of this prospectus and in the documents incorporated by reference in this prospectus and any applicable prospectus supplement for information regarding these factors.

We expect to pay any distributions within sixty days of the end of each quarter.

Units eligible for distribution

Each common unit will be allocated a portion of our income, gain, loss, deduction and credit on a pro-rata basis, and each common unit will be entitled to receive distributions (including upon liquidation) in the same manner as each other unit. Each series A preferred unit shall have the right to share pro rata in any cash distributions we make to the common units as if the series A preferred units had converted into common units at the then-applicable conversion rate.

Method of distributions

We will make distributions pursuant to our general partner's determination of the amount of cash available for distribution for the applicable quarter, which we will then distribute to our unitholders, pro rata; provided, however, that we may change this policy at any time and our partnership agreement allows us to issue an unlimited number of additional equity interests of equal or senior rank as to distributions. Our partnership agreement permits us to borrow to make distributions, but we are not required and do not intend to borrow to pay quarterly distributions. Accordingly, there is no guarantee that we will pay any distribution on the units in any quarter. We do not have a legal obligation to pay distributions, and the amount of distributions paid and the decision to make any distribution is determined by the board of directors of our general partner. Moreover, we are currently restricted from paying distributions of available cash by the instruments governing our indebtedness.

General partner interest

Our general partner owns a non-economic general partner interest and therefore is not entitled to receive cash distributions. However, Insight Equity and its related investment vehicles, which owns all of the outstanding member interests in Emerge Holdings, owned 7,168,545 of our common units as of October 26, 2016 and may acquire additional of our common units and other equity interests in the future, and is entitled to receive pro rata distributions therefrom.

Adjustments to capital accounts upon issuance of additional common units

We will make adjustments to capital accounts upon the issuance of additional common units. In doing so, we will generally allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to our unitholders prior to such issuance on a pro rata basis, so that after such issuance, the capital account balances attributable to all common units are equal.

Description of our limited partner interests

The following description of our limited partner interests is not complete and may not contain all the information you should consider before investing in our common units. This description is summarized from, and qualified in its entirety by reference to, our partnership agreement, which has been publicly filed with the SEC. See "Where you can find more information."

Common units

The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights and privileges provided to limited partners under our partnership agreement. For a description of the rights and privileges of holders of our common units to partnership distributions, please see "How we make cash distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The partnership agreement." As of October 26, 2016, 24,173,407 common units were outstanding.

Transfer agent and registrar

Duties.    American Stock Transfer and Trust Company, LLC serves as the registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•
surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;
•
special charges for services requested by a holder of a common unit; and
•
other similar fees or charges.

There are no charges to unitholders for disbursements of our cash distributions. We indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal.    The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the registration or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of common units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•
represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•
automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•
gives the consents and approvals contained in our partnership agreement.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial owner's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Listing

Our common units are listed on the NYSE under the symbol "EMES."

Series A preferred units

On August 15, 2016, we issued in a private placement 20,000 newly created Series A Convertible Preferred Units representing limited partnership interests in us, which we refer to in this prospectus as the "series A preferred units." In connection with the closing of the private placement, we amended our partnership agreement to, among other things, create the new class of series A preferred units.

The series A preferred units rank senior to all other classes or series of limited partner interests of the Partnership with respect to distribution rights and rights upon liquidation. Holders of series A preferred units shall receive no distributions except as payable on the underlying common units on an as-converted basis at the time of such distribution. The series A preferred units vote as a separate class on any matter on which unitholders are entitled to vote that adversely affects the rights, powers, privileges or preferences of the series A preferred units or as required by law. The consent of a majority of the then-outstanding series A preferred units shall be required to approve any matter for which the holders of the series A preferred units are entitled to vote as a separate class. As of October 26, 2016, 20,000 series A preferred units were outstanding.

The series A preferred units, which were initially convertible into up to 2,463,055 common units, subject to the satisfaction of customary equity conditions, will automatically convert into the common units in two tranches (each, an "Automatic Conversion Date") as follows: (a) 50% of the series A preferred units shall automatically convert into common units on November 3, 2016, and (b) the remaining 50% of the series A preferred units shall automatically convert into common units on February 15, 2017. On each applicable Automatic Conversion Date, the conversion price of the Preferred Units shall be equal to the lower of (i) $10.15 and (ii) 90% of the Market Price (as defined in our partnership agreement) on the applicable Automatic Conversion Date. In addition, the series A preferred units are convertible at the election of the holders of the series A preferred units and upon the occurrence of certain transactions, including certain transactions constituting a change in control of us.

We have entered into a Registration Rights Agreement with the purchasers of the series A preferred units pursuant to which, among other things, we have filed and agreed to maintain a registration statement with respect to the re-sale of the common units that are issuable upon conversion of the series A preferred units. In addition, subject to certain customary limitations and qualifications, the holders of the series A preferred units may require us to initiate underwritten offerings for the common units that are issuable upon conversion of the series A preferred units.

Warrants to purchase common units

On June 2, 2016, we issued five warrants to purchase an aggregate of 370,000 common units at an exercise price of $4.77 to a lessor and its affiliates in consideration for concessions on various long-term leases. The warrants, which expire on June 2, 2021, were exercisable immediately upon issuance and contain a cashless exercise provision. As of October 26, 2016, 370,000 common units remain issuable upon exercise of the warrants.

On August 15, 2016, pursuant to a Securities Purchase Agreement dated August 8, 2016 with an institutional investor, we issued a warrant to purchase 887,099 common units at an exercise price of $10.82. The warrant, which expires on August 16, 2022, was exercisable immediately upon issuance and contains a cashless exercise provision. As of October 26, 2016, 887,099 common units remain issuable upon exercise of the warrant.

The partnership agreement

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of this agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere:

•
with regard to distributions of available cash, please read "How we make cash distributions";

•
with regard to the fiduciary duties of our general partner, you should read the risk factors included in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K;

•
with regard to the transfer of common units, please read "Description of our limited partner interests—Common units—Transfer of common units"; and

•
with regard to allocations of taxable income and taxable loss, please read "Material federal income tax consequences."

Organization and duration

We were formed in April 2012 as a Delaware limited partnership. Our partnership will have perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than our current operations, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital contributions

Common unitholders are not obligated to make additional capital contributions, except as described below under "—Limited liability." For a discussion of our general partner's right to contribute capital to maintain its and its affiliates' percentage interest if we issue partner interests, see "—Issuance of additional partner interests."

Voting rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a "common unit majority" require the approval of a majority of the common units.

In voting their common units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Prior to the conversion of the series A preferred units into common units, the holders of our series A preferred units will not have the right to vote on any matter, other than those matters that disproportionately and adversely affect the rights and preferences of the series A preferred units in relation to our other classes of interests. Matters requiring the approval of a "series A unit majority" require the approval of a majority of the series A preferred units.

The following is a summary of the vote requirements specified for certain matters under our partnership agreement:

Issuance of additional units	No approval rights. See "—Issuance of additional partner interests."

A series A preferred unit majority is required for issuances of additional partnership interests that rank senior to or in parity with the Series A Preferred units with respect to distributions on such partnership interests or distributions upon liquidation.
Amendment of our partnership agreement
Certain amendments may be made by our general partner without the approval of our limited partners. Other amendments generally require the approval of a common unit majority. Please read "—Amendment of our partnership agreement."

Amendments or matters that would adversely and disproportionately affect the rights and preferences of the series A preferred units in relation to other classes of partnership interest require the affirmative vote of a series A preferred unit majority.
Merger of the Partnership or the sale of all or substantially all of our assets	Common unit majority in certain circumstances. Please read "—Merger, consolidation, conversion, sale or other disposition of assets."
Dissolution of the Partnership	Common unit majority. Please read "—Termination and dissolution."
Continuation of the Partnership upon dissolution	Common unit majority. Please read "—Termination and dissolution."

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2023 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or removal of our general partner."
Removal of our general partner
Not less than 66 2/3% of the outstanding common units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or removal of our general partner."
Transfer of general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our common unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2023. Please read "—Transfer of ownership interests in our general partner interest."
Transfer of ownership interests in our general partner	No approval rights at any time. Please read "—Transfer of ownership interests in our general partner."

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner, its affiliates, their direct transferees and their indirect transferees approved by our general partner in its sole discretion or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable law; forum, venue and jurisdiction

Our partnership agreement is governed by Delaware law. Subject to certain limited exceptions, our partnership agreement requires that any claims, suits, actions or proceedings:

•
arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•
brought in a derivative manner on our behalf;

•
asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•
asserting a claim arising pursuant to or to interpret and enforce any provision of the Delaware Revised Uniform Limited Partnership Act, or Delaware Act; or

•
asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•
to remove or replace our general partner;
•
to approve some amendments to our partnership agreement; or
•
to take other action under our partnership agreement

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware

Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Certain of our subsidiaries conduct business in Louisiana, Minnesota, Montana, New York, Oklahoma, Ohio, Pennsylvania, Texas, West Virginia and Wisconsin as well as in Alberta, Canada. Our subsidiaries may conduct business in other states in the future. Maintenance of our limited liability as a member of our operating companies may require compliance with legal requirements in the jurisdictions in which our operating companies conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our member interest in our operating companies or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or liability company statute, or that the right, or exercise of the right by the limited partners as a group, to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of additional partner interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders, provided that the approval of series A unit majority is required for issuances of additional partnership interests that rank senior to or, subject to certain limitations, in parity with, the series A preferred units with respect to distributions on such partnership interests or distributions upon liquidation.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates and beneficial owners, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units do not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of our partnership agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited amendments

No amendment may be made that would:

(1)    enlarge the obligations of any limited partner or general partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

(2)    enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding common units, voting together as a single class (including common units held by our general partner and its affiliates) unless we obtain an opinion of counsel regarding limited liability. As of October 26, 2016, affiliates of our general partner owned approximately 36.0% of the outstanding common units.

No unitholder approval

Our general partner may generally make amendments to our partnership agreement without the approval of any other partner to reflect:

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a change in our name, the location of our principal place of business, our registered agent or our registered office;

•
the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•
a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for United States federal income tax purposes;

•
an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•
an amendment that our general partner determines to be necessary or appropriate for the creation, authorization, or issuance of additional partner interests or rights to acquire partner interests;

•
any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•
an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•
any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•
a change in our fiscal year or taxable year and related changes;

•
conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•
any other amendments substantially similar to any of the matters described above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any partner if our general partner determines that those amendments:

•
do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•
are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•
are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•
are necessary or appropriate for any action taken by our general partner relating to splits or combinations of common units under the provisions of our partnership agreement; or

•
are required to effect the intent expressed in the prospectus filed as part of our initial registration statement on Form S-1 or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of counsel and unitholder approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action, other than to remove the general partner or call a meeting, is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that increases the voting percentage required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, consolidation, conversion, sale or other disposition of assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1)
the election of our general partner to dissolve us, if approved by the holders of common units representing a unit majority;

(2)
there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

(3)
the entry of a decree of judicial dissolution of the Partnership; or

(4)
the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of common units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•
the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•
neither the Partnership nor our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for United States federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and distribution of proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as set forth in our partnership agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or removal of our general partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2023 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2023, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. See "—Transfer of ownership interests in our general partner interest."

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding classes of common units voting as a single class may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. See "—Termination and dissolution."

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common units, voting together as a single class, including common units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding common units by our general partner and its affiliates gives them the ability to prevent our general partner's removal. As of October 26, 2016, affiliates of our general partner owned approximately 36.0% of the outstanding common units.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of the general partner interest. Under all other circumstances where our general partner withdraws or is removed, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we are required to reimburse the departing general partner for all amounts due to the general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of ownership interests in our general partner interest

Except for the transfer by our general partner of all, but not less than all, of its general partner interest in the Partnership to:

•
an affiliate of our general partner (other than an individual), or

•
another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest to another person prior to June 30, 2023 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer common units to one or more persons, without unitholder approval.

Transfer of ownership interests in our general partner

At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of management provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Emerge Energy Services GP LLC as our general partner or from otherwise changing our management. Please read "—Withdrawal or removal of our general partner" for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. See "—Meetings; voting."

Call right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to purchase all, but not less than all, of the limited partner interests of the class held by public unitholders, as of a record date to be selected by our general partner, on at least 10 but not more than 60 days' notice. As of October 26, 2016, affiliates of our general partner owned approximately 36.0% of the outstanding common units.

The purchase price in the event of such an acquisition will be the greater of:

(1)
the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

(2)
the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.

As a result of our general partner's right to purchase outstanding common units, a holder of common units may have its common units purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The United States federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See "Material federal income tax consequences—Disposition of common units."

Non-citizen assignees; redemption

If our general partner, with the advice of counsel, determines we are subject to United States federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•
obtain proof of the nationality, citizenship or other related status of our limited partner (and their owners, to the extent relevant); and

•
permit us to redeem the common units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the board to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner.

Non-taxpaying assignees; redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us under certain laws or regulations that may be applicable to our future businesses or operations, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for United States federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our partners, has, or is reasonably likely to have, a material adverse effect on any maximum applicable rates chargeable to customers by our subsidiaries at such time, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•
obtain proof of the United States federal income tax status of our partner (and their owners, to the extent relevant); and

•
permit us to redeem the common units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by the general partner to obtain proof of the United States federal income tax status. The redemption price in the case of such redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner.

Meetings; voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders who are record holders of common units on the record date will be entitled to notice of, and to vote at, meetings of our unitholders and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. See "—Issuance of additional partner interests." However, if at any time any person or group, other than our general partner and its affiliates, a direct or subsequently approved transferee of our general partner or their affiliates, or, upon the approval by the general partner, any other unitholder, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as limited partner or assignee

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under "—Limited liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1)
our general partner;

(2)
any departing general partner;

(3)
any person who is or was an affiliate of our general partner or any departing general partner;

(3)
any person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

(4)
any person who is or was serving as a manager, managing member, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

(5)
any person who controls our general partner or any departing general partner; or

(6)
any person designated by our general partner.

We must provide this indemnification unless there has been a final, non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership.

Reimbursement of expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all expenses they incur or payments they make on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax reporting and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 90 days (or such shorter time as required by SEC rules) after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days (or such shorter time as required by SEC rules) after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder of a unit with tax information reasonably required for federal and state income tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to inspect our books and records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his/her interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

(1)
a current list of the name and last known address of each record holder;

(2)
copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed (provided that this obligation shall be satisfied to the extent that true and correct copies of such documents are publicly available with the SEC via its Electronic Data Gathering, Analysis and Retrieval system);

(3)
information regarding the status of our business and financial condition (provided that this obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act); and

(4)
any other information regarding our affairs that our general partner in its sole discretion determines is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners' trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. In addition, the partners do not have a right to receive information from us for the purpose of determining whether to pursue litigation or assist in pending litigation against us except pursuant to applicable rules of discovery.

Material federal income tax consequences

This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us," "we" or "our company" are references to Emerge Energy Services LP and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable laws.

No ruling has been requested from the Internal Revenue Service (the "IRS") regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, our tax treatment, or the tax treatment of an investment in our company, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax consequences of unit ownership—Treatment of short sales"); (ii) whether all aspects of our method for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of common units—Allocations between transferors and transferees"); (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax consequences of unit ownership—Section 754 election" and "—Disposition of common units—Uniformity of units"); and (iv) the availability or extent of the Section 199 deduction to our unitholders.

Partnership status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the mining, exploration, production, transportation, processing, refining, storage and marketing of any mineral or natural resource, including silica sand and crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale or other disposition of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 7% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•
We will be classified as a partnership for federal income tax purposes; and

•
Except for Emerge Energy Distributors Inc., each of our operating subsidiaries will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

•
Except for Emerge Energy Distributors Inc., neither we nor any of our operating subsidiaries have elected or will elect to be treated, or is otherwise treated, as a corporation for federal income tax purposes; and

•
For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Latham & Watkins LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Limited partner status

Unitholders of Emerge Energy Services LP will be treated as partners of Emerge Energy Services LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Emerge Energy Services LP for federal income tax purposes. A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax consequences of unit ownership—Treatment of short sales."

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding common units in Emerge Energy Services LP. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in Emerge Energy Services LP for federal income tax purposes.

Tax consequences of unit ownership

Flow-through of taxable income.    Subject to the discussion below under "—Entity-level collections," we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of common units." Any reduction in a unitholder's share of our liabilities for which no partner bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read the discussion below under "—Limitations on deductibility of losses."

A decrease in a unitholder's percentage interest in our company because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, depletion recapture and/or substantially appreciated "inventory items," each as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of common units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will generally have a share of our nonrecourse liabilities based on his share of our profits. Please read "—Disposition of common units—Recognition of gain or loss."

Limitations on deductibility of losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis.

A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or the unitholder's salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on interest deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

(a)
interest on indebtedness properly allocable to property held for investment;

(b)
our interest expense attributed to portfolio income; and

(c)
the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

Entity-level collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of income, gain, loss and deduction.    In general our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. Although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

Specified items of our income, gain, loss and deduction will be allocated to account for any difference between the tax basis and fair market value of any property contributed to us that exists at the time of such contribution, referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

(a)
his relative contributions to us;

(b)
the interests of all the partners in profits and losses;

(c)
the interest of all the partners in cash flow; and

(d)
the rights of all the partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in "—Section 754 election," "—Disposition of common units—Uniformity of units" and "—Disposition of common units—Allocations between transferors and transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

Treatment of short sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

As a result, during this period:

(a)
any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

(b)
any cash distributions received by the unitholder as to those units would be fully taxable; and

(c)
while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of common units—recognition of gain or loss."

Tax rates.    Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or NIIT, on certain net investment income earned by individuals, estates and trusts currently applies. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder's net investment income and (2) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

Section 754 election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of common units—Constructive termination." The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets ("common basis") and (ii) his Section 743(b) adjustment to that basis.

We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Disposition of common units—Uniformity of units."

We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property that is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Disposition of common units—Uniformity of units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of common units—Recognition of gain or loss." Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax treatment of operations

Accounting method and taxable year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of common units—Allocations between transferors and transferees."

Tax basis, depreciation and amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please read "—Tax consequences of unit ownership—Allocation of income, gain, loss and deduction."

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Disposition of common units—Uniformity of units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax consequences of unit ownership—Allocation of income, gain, loss and deduction" and "—Disposition of common units—Recognition of gain or loss."

The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and tax basis of our properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Silica sand depletion.    In general, we are entitled to depletion deductions with respect to silica sand mined from the underlying mineral property. We generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for silica sand is 5%.

Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. Upon the disposition of the mineral property, a portion of the gain, if any, equal to the lesser of the deductions for depletion which reduce the adjusted tax basis of the mineral property plus deductible development and mining exploration expenses (discussed below), or the amount of gain realized upon the disposition, will be treated as ordinary income to us.

Mining exploration and development expenditures.    We have elected to currently deduct mining exploration expenditures that we pay or incur to determine the existence, location, extent or quality of silica sand deposits prior to the time the existence of silica sand in commercially marketable quantities has been disclosed.

If a mine reaches the producing stage in any taxable year, amounts we deducted for mine exploration expenditures must be recaptured and reduce future depletion deductions by the amount of the recapture, as described below. In the alternative, we may elect, in such taxable year and with respect to all such mines reaching the producing stage during such taxable year, to include such amount in our taxable income. A mine reaches the producing stage when the major part of the silica sand production is obtained from working mines rather than those opened for the purpose of development or the principal activity of the mine is the production of developed silica sand rather than the development of additional silica sand for mining. Assuming the election described above is not made, this recapture is accomplished through the disallowance of both cost and percentage depletion deductions on the particular mine reaching the producing stage. This disallowance of depletion deductions continues until the amount of adjusted exploration expenditures with respect to the mine has been fully recaptured. This recapture is not applied to the full amount of the previously deducted exploration expenditures. Instead these expenditures are reduced by the amount of percentage depletion, if any, that was lost as a result of deducting these exploration expenditures.

We generally elect to defer mine development expenses, consisting of expenditures incurred in making silica sand accessible for extraction, after the exploration process has disclosed the existence of silica sand in commercially marketable quantities, and deduct them on a ratable basis as the silica sand benefited by the expenses is sold.

Mine exploration and development expenditures are subject to recapture as ordinary income to the extent of any gain upon a sale or other disposition of our property or of your common units. Please read "—Disposition of common units." Corporate unitholders are subject to an additional rule that requires them to capitalize a portion of their otherwise deductible mine exploration and development expenditures. Corporate unitholders, other than some S corporations, are required to reduce their otherwise deductible exploration expenditures by 30%. These capitalized mine exploration and development expenditures must be amortized over a 60-month period, beginning in the month paid or incurred, using a straight-line method and may not be treated as part of the basis of the property for purposes of computing depletion.

Sales of silica sand reserves.    If any silica sand reserves are sold or otherwise disposed of in a taxable transaction, we will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether our silica sand reserves or the mined silica sand sold are held by us:

•
for sale to customers in the ordinary course of business (i.e., we are a "dealer" with respect to that property);

•
for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code; or

•
as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

In determining dealer status with respect to silica sand reserves and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

We intend to hold our silica sand reserves for use in a trade or business and achieve long-term capital appreciation. Although our general partner may consider strategic sales of silica sand reserves consistent with achieving long-term capital appreciation, our general partner does not anticipate frequent sales of silica sand reserves. Thus, the general partner does not believe we will be viewed as a dealer. In light of the factual nature of this question, however, there is no assurance that our purposes for holding our properties will not change and that our future activities will not cause us to be a "dealer" in silica sand reserves.

If we are not a dealer with respect to our silica sand reserves and we have held the disposed property for more than a one-year period primarily for use in our trade or business, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Internal Revenue Code. If we have not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

A unitholder's distributive share of any Section 1231 gain or loss generated by us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Internal Revenue Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

If we are not a dealer with respect to our silica sand reserves and that property is not used in a trade or business, the property will be a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code. Gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period of such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

Upon a disposition of silica sand reserves, a portion of the gain, if any, equal to the lesser of (1) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses or (2) the amount of gain recognized on the disposition, will be treated as ordinary income to us.

Deduction for U.S. production activities.    Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, a unitholder will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 9% of his qualified production activities income, but not to exceed 50% of the Form W-2 wages actually or deemed paid by him during the taxable year and allocable to domestic production gross receipts.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, a unitholder will aggregate his share of the qualified production activities income allocated to him by us with his qualified production activities income from other sources. A unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent that a unitholder's share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at risk rules, or the passive activity loss rules. Please read "—Tax consequences of common unit ownership—Limitations on deductibility of losses."

The amount of a unitholder's Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by such unitholder during the calendar year that are deducted in arriving at qualified production activities income. Unitholders are treated as having been allocated IRS Form W-2 wages from us equal to such unitholder's allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and Latham & Watkins LLP is unable to express any opinion, as to the availability or extent of the Section 199 deduction to our unitholders. Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders, and thus a unitholder's ability to claim the Section 199 deduction may be limited.

Disposition of common units

Recognition of gain or loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to "unrealized receivables," including potential recapture items such as depreciation recapture or depletion recapture, or to "inventory items" we own. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read "—Tax consequences of unit ownership—Tax rates."

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

(a)
a short sale;

(b)
an offsetting notional principal contract; or

(c)
a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations between transferors and transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis in proportion to the number of days in each month and will be subsequently apportioned among our unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among our unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The U.S. Department of Treasury and the IRS have issued Treasury Regulations under the Internal Revenue Code that permit publicly traded partnerships to use a monthly simplifying convention that is similar to ours, but they do not specifically authorize all aspects of the proration method we have adopted. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

Notification requirements.    A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive termination.    We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has provided a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of units.    Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax consequences of unit ownership—Section 754 election." We take into account the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax consequences of unit ownership—Section 754 election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under "—Tax consequences of unit ownership—Section 754 election," Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Recognition of gain or loss."

Tax-exempt organizations and other investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder (other than certain "qualified foreign pension funds" (or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by foreign law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable foreign country) generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition.

Recent changes in law may affect certain foreign unitholders. Please read "—Administrative matters—Additional withholding requirements."

Administrative matters

Information returns and audit procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names Emerge Energy Services GP LLC as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Generally, we expect to elect to have our general partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable to have our general partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own units in us during the tax year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable to us for tax years beginning on or prior to December 31, 2017.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Internal Revenue Code will no longer require that we designate a Tax Matters Partner. Instead, for tax years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative ("Partnership Representative"). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as our Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders. These rules are not applicable to us for tax years beginning on or prior to December 31, 2017.

Additional withholding requirements.    Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Internal Revenue Code) and certain other foreign entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States ("FDAP Income"), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States ("Gross Proceeds") paid to a foreign financial institution or to a "non-financial foreign entity" (as specially defined in the Internal Revenue Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

These rules generally apply to payments of FDAP Income currently and generally will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, to the extent we have current FDAP Income or have Gross Proceeds on or after January 1, 2019 that are not treated as effectively connected with a U.S. trade or business (please read "—Tax-exempt organizations and other investors"), unitholders who are foreign financial institutions or certain other foreign entities, or persons that hold their units through such foreign entities, may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Nominee reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)
the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)
whether the beneficial owner is:

1.
a person that is not a United States person;

2.
a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3.
a tax-exempt entity;

(c)
the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)
specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3,000,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(a)
for which there is, or was, "substantial authority"; or

(b)
as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information returns and audit procedures" above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

(a)
accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-related penalties;"

(b)
for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

(c)
in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any "reportable transactions."

Recent legislative developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnership. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read "—Partnership status." We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us , and any such changes could negatively impact the value of an investment in our common units.

State, local, foreign and other tax considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in the States of Alabama, Ohio, Pennsylvania, Texas and Wisconsin. Alabama, Ohio, Pennsylvania and Wisconsin currently impose a personal income tax on individuals and an income tax on corporations and other entities. The State of Texas does not currently impose an income tax on individuals, although it does impose a franchise tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax consequences of unit ownership—Entity-level collections" above. Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state tax, local tax, alternative minimum tax or foreign tax consequences of an investment in us.

Underwriting

We are offering the common units described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Piper Jaffray & Co. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the representatives on behalf of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of common units listed next to its name in the following table:

Name	Number of Common Units

J.P. Morgan Securities LLC
Piper Jaffray & Co.

Total

The underwriters are committed to purchase all the common units offered by us if they purchase any common units. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common units directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $              per unit. Any such dealers may resell common units to certain other brokers or dealers at a discount of up to $              per unit from the public offering price. After the initial offering of the common units to the public, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 412,500 additional common units from us to cover sales of common units by the underwriters which exceed the number of common units specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional common units. If any common units are purchased with this option to purchase additional common units, the underwriters will purchase common units in approximately the same proportion as shown in the table above. If any additional common units are purchased, the underwriters will offer the additional common units on the same terms as those on which the common units are being offered.

The underwriting fee is equal to the public offering price per unit less the amount paid by the underwriters to us per unit. The underwriting fee is $              per unit. The following table shows the per unit and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional common units.

	Without option to purchase additional common units exercise	With full option to purchase additional common units exercise

Per Unit	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $              .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of common units to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

We have agreed that, subject to certain limited exceptions, we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our common units or securities convertible into or exchangeable or exercisable for any of our common units, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our common units or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of common units or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 45 days after the date of this prospectus, other than the common units to be sold hereunder.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 45 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our common units or any securities convertible into or exercisable or exchangeable for any of our common units (including, without limitation, common units or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of an option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common units or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common units or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any of our common units or any security convertible into or exercisable or exchangeable for our common units.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common units are listed on the NYSE under the symbol "EMES."

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling common units in the open market for the purpose of preventing or retarding a decline in the market price of the common units while this offering is in progress. These stabilizing transactions may include making short sales of the common units, which involves the sale by the underwriters of a greater number of common units than they are required to purchase in this offering, and purchasing common units on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional common units referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional common units, in whole or in part, or by purchasing common units in the open market. In making this determination, the underwriters will consider, among other things, the price of common units available for purchase in the open market compared to the price at which the underwriters may purchase common units through the option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase common units in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common units, including the imposition of penalty bids. This means that if the representatives of the underwriters purchases common units in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those common units as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common units or preventing or retarding a decline in the market price of the common units, and, as a result, the price of the common units may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Validity of the common units

The validity of the common units will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Morrison & Foerster LLP, New York, NY is acting as counsel for the underwriters in connection with this offering.

Experts

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2015 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

The information included in this prospectus relating to the estimates of our proven recoverable reserves associated with our mining operations in Wisconsin incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report prepared by Cooper Engineering Company, Inc., an independent mining and geological consulting firm. This information is included in this prospectus upon the authority of said firm as an expert.

The information included in this prospectus relating to the estimates of our proven recoverable reserves associated with our mining operations in Kosse, Texas incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report prepared by Westward Environmental, Inc., an independent mining and geological consulting firm. This information is included in this prospectus upon the authority of said firm as an expert.

2,750,000 Common Units

Representing Limited Partner Interests

Emerge Energy Services LP

PROSPECTUS

                         , 2016

J.P. Morgan	Simmons & Company International
Energy Specialists of Piper Jaffray

Part II

Information not required in the prospectus

Item 13.    Other expenses of issuance and distribution

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$4,894
FINRA filing fee	6,833
NYSE listing fee	15,180
Printing and engraving expenses	18,000
Fees and expenses of legal counsel	150,000
Accounting fees and expenses	50,000
Transfer agent and registrar fees	20,000
Miscellaneous	30,000

Total	$294,907

Item 14.    Indemnification of directors and officers

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled "The partnership agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•
our general partner;

•
any departing general partner;

•
any person who is or was an affiliate of our general partner or any departing general partner;

•
any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•
any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner, any departing general partner, an affiliate of our general partner or an affiliate of any departing general partners; and

•
any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Section 18-108 of the Delaware Limited Liability Company Act (the "Delaware LLC Act") provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Emerge Energy Services GP LLC, our general partner, provides that our general partner shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our general partner, or is or was serving at the request of our general partner as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "indemnitee"), against expenses (including reasonable attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with such action, suit or proceeding to the full extent permitted by the Delaware LLC Act, upon such determination having been made as to such indemnitee's good faith and conduct as is required by the Delaware LLC Act. The limited liability company agreement of our general partner also provides that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by our general partner in advance of the final disposition of such action, suit or proceeding to the extent, if any, authorized by our general partner's sole member in accordance with the provisions of the Delaware LLC Act, upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount unless it shall ultimately be determined that indemnitee is entitled to be indemnified by our general partner. Officers, directors and affiliates of our general partner are also indemnified by us, as described above.

Our general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

Item 15.    Recent sales of unregistered securities

On June 2, 2016, we issued five warrants to purchase an aggregate of 370,000 common units at an exercise price of $4.77 to a lessor and its affiliates in consideration for concessions on various long-term leases. The warrants, which expire on June 2, 2021, were exercisable immediately upon issuance and contain a cashless exercise provision. The issuance of the warrants was made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), by Section 4(2) thereof.

On August 15, 2016, pursuant to a Securities Purchase Agreement dated August 8, 2016 with an institutional investor (the "Purchaser"), we issued and sold to the Purchaser 20,000 of our series A preferred units and a warrant to purchase 887,099 of our common units for an aggregate principal amount of $20 million. This issuance of the series A preferred units and warrant was made in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

There have been no other sales of unregistered securities within the past three years.

Item 16.    Exhibits

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.    Undertakings

(h)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against any liability (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

(i)     The underside registrant hereby undertakes that:

  (1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southlake, State of Texas, on November 3, 2016.

EMERGE ENERGY SERVICES LP
By:	EMERGE ENERGY SERVICES GP LLC, its general partner
By:	* Richard Shearer Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

* Richard Shearer	Chief Executive Officer and Director of Emerge Energy Services GP LLC (Principal Executive Officer)	November 3, 2016
* Deborah Deibert	Chief Financial Officer of Emerge Energy Services GP LLC (Principal Financial Officer)	November 3, 2016
* Nadya Kurani	Chief Accounting Officer of Emerge Energy Services GP LLC (Principal Accounting Officer)	November 3, 2016
* Ted W. Beneski	Chairman of the Board and Director of Emerge Energy Services GP LLC	November 3, 2016
/s/ WARREN B. BONHAM Warren B. Bonham	Director of Emerge Energy Services GP LLC	November 3, 2016
* Kevin Clark	Director of Emerge Energy Services GP LLC	November 3, 2016

Signature		Title	Date

* Mark Gottfredson		Director of Emerge Energy Services GP LLC	November 3, 2016
* Peter Jones		Director of Emerge Energy Services GP LLC	November 3, 2016
* Francis J. Kelly, III		Director of Emerge Energy Services GP LLC	November 3, 2016
* Eliot E. Kerlin, Jr.		Director of Emerge Energy Services GP LLC	November 3, 2016
* Victor L. Vescovo		Director of Emerge Energy Services GP LLC	November 3, 2016
*By:	/s/ WARREN B. BONHAM Warren B. Bonham	Attorney-In-Fact

Index to exhibits

Exhibit number		Description

1.1	**	Form of Underwriting Agreement.
2.1	#
Amended and Restated Purchase and Sale Agreement, dated as of August 31, 2016, by and between Emerge Energy Services Operating LLC, Emerge Energy Services LP, Susser Petroleum Company LLC and Sunoco LP (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on September 7, 2016).
3.1		Certificate of Limited Partnership of Emerge Energy Services LP (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-187487).
3.2
Amendment to Certificate of Limited Partnership of Emerge Energy Services LP (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, Registration No. 333-187487).
3.3
First Amended and Restated Limited Partnership Agreement of Emerge Energy Services LP, dated as of May 14, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on May 20, 2013).
3.4
Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Emerge Energy Services LP, dated August 15, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on August 16, 2016).
3.5		Certificate of Formation of Emerge Energy Services GP LLC (incorporated by reference to Exhibit 3.5 to the Registrant's Registration Statement on Form S-1, Registration No. 333-187487).
3.6		Amendment to Certificate of Formation of Emerge Energy Services GP LLC (incorporated by reference to Exhibit 3.6 to the Registrant's Registration Statement on Form S-1, Registration No. 333-187487).
3.7
Amended and Restated Limited Liability Company Agreement of Emerge Energy Services GP, LLC, dated as of May 14, 2013 (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K, filed with the SEC on May 20, 2013).
4.1
Registration Rights Agreement, dated as of May 14, 2013, by and among Emerge Energy Services LP, AEC Resources LLC, Ted W. Beneski, Superior Silica Resources LLC, Kayne Anderson Development Company and LBC Sub V, LLC (incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K, filed with the SEC on May 20, 2013).
4.2
Registration Rights Agreement, dated August 15, 2016, by and between Emerge Energy Services LP and SIG Strategic Investments, LLLP (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, filed with the SEC on August 16, 2016).
5.1	*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered.
8.1	*	Opinion of Latham & Watkins LLP relating to tax matters.

Exhibit number	Description

10.1	Amended and Restated Revolving Credit and Security Agreement, dated as of June 27, 2014, among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, PNC Bank, National Association, as administrative agent and collateral agent, and the Lenders party thereto (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on June 30, 2014).
10.2
First Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of April 6, 2015, among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, PNC Bank, National Association, as administrative agent and collateral agent, and the Lenders party thereto (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on April 8, 2015).
10.3
Limited Waiver No. 1 to Amended and Restated Revolving Credit and Security Agreement, dated as of October 19, 2015, by and among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, the Lenders party thereto and PNC Bank, National Association, as agent for the Lenders (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on October 22, 2015).
10.4
Limited Waiver No. 2 to Amended and Restated Revolving Credit and Security Agreement, dated as of November 12, 2015, by and among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, the Lenders party thereto and PNC Bank, National Association, as agent for the Lenders (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on November 16, 2015).
10.5
Amendment No. 2 to Amended and Restated Revolving Credit and Security Agreement, dated November 18, 2015, among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, PNC Bank, National Association, as administrative agent and collateral agent, and the Lenders party thereto (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on November 20, 2015).
10.6
Amendment No. 3 to Amended and Restated Revolving Credit and Security Agreement, dated March 1, 2016, among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, PNC Bank, National Association, as administrative agent and collateral agent, and the Lenders party thereto (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on September 12, 2016).
10.7
Amendment No. 4 to Amended and Restated Revolving Credit and Security Agreement, dated May 20, 2016, among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, PNC Bank, National Association, as administrative agent and collateral agent, and the Lenders party thereto (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on September 12, 2016).
10.8
Amendment No. 5 to Amended and Restated Revolving Credit and Security Agreement, dated May 20, 2016, among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, PNC Bank, National Association, as administrative agent and collateral agent, and the Lenders party thereto (incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on September 12, 2016).

Exhibit number	Description

10.9	Amendment No. 6 to Amended and Restated Revolving Credit and Security Agreement, dated May 27, 2016, among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, PNC Bank, National Association, as administrative agent and collateral agent, and the Lenders party thereto (incorporated by reference to Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on September 12, 2016).
10.10
Amendment No. 7 to Amended and Restated Revolving Credit and Security Agreement, dated June 10, 2016, among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, PNC Bank, National Association, as administrative agent and collateral agent, and the Lenders party thereto (incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on September 12, 2016).
10.11
Amendment No. 8 to Amended and Restated Revolving Credit and Security Agreement, dated June 15, 2016, among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, PNC Bank, National Association, as administrative agent and collateral agent, and the Lenders party thereto (incorporated by reference to Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on September 12, 2016).
10.12
Amendment No. 9 to Amended and Restated Revolving Credit and Security Agreement, dated June 17, 2016, among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, PNC Bank, National Association, as administrative agent and collateral agent, and the Lenders party thereto (incorporated by reference to Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on September 12, 2016).
10.13
Amendment No. 10 to Amended and Restated Revolving Credit and Security Agreement, dated June 30, 2016, among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, PNC Bank, National Association, as administrative agent and collateral agent, and the Lenders party thereto (incorporated by reference to Exhibit 10.7 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on September 12, 2016).
10.14
Amendment No. 11 to Amended and Restated Revolving Credit and Security Agreement, dated August 31, 2016, among Emerge Energy Services LP, as parent guarantor, the Borrowers party thereto, PNC Bank, National Association, as administrative agent and collateral agent, and the Lenders party thereto (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on September 7, 2016).
10.15
Administrative Services Agreement, dated as of May 14, 2013, by and among Emerge Energy Services LP, Emerge Energy Services GP LLC and Insight Equity Management Company LLC (incorporated by reference to Exhibit 10.6 to the Registrant's Current Report on Form 8-K, filed with the SEC on May 20, 2013).
10.16
Contribution, Conveyance and Assumption Agreement, dated as of May 14, 2013, by and among Emerge Energy Services GP LLC, Emerge Energy Services LP, Emerge Energy Services Operating LLC, Emerge Energy Services Holdings LLC, and the other parties thereto (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on May 20, 2013).

Exhibit number		Description

10.17		Securities Purchase Agreement, dated as of August 8, 2016, by and between Emerge Energy Services LP and the Buyer listed therein (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on August 8, 2016).
10.18
Unsecured Promissory Note of Superior Silica Sands LLC, dated June 2, 2016 (incorporated by reference to Exhibit 10.9 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on September 12, 2016).
10.19
Warrant to Purchase Common Units Representing Limited Partner Interests in Emerge Energy Services LP, dated June 2, 2016, by and between Emerge Energy Services LP and Trinity Industries Leasing Company and Schedule of Substantially Identical Warrants Omitted Pursuant to Instruction 2 to Item 601 of Regulation S-K (incorporated by reference to Exhibit 10.8 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on September 12, 2016).
10.20
Warrant to Purchase Common Units, dated August 16, 2016, by and between Emerge Energy Services LP and SIG Strategic Investments, LLLP (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on August 16, 2016).
10.21	†
Sand Supply Agreement, dated as of March 31, 2011, between Superior Silica Sands LLC and BJ Services Company, U.S.A (incorporated by reference to Exhibit 10.6 to the Registrant's Registration Statement on Form S-1, Registration No. 333-187487).
10.22	†
Sand Supply Agreement, dated as of May 31, 2011, between Superior Silica Sands LLC and Schlumberger Technology Corporation (incorporated by reference to Exhibit 10.5 to the Registrant's Registration Statement on Form S-1, Registration No. 333-187487).
10.23	†
Amendment to Sand Supply Agreement, dated as of November 15, 2012 between Superior Silica Sands LLC and Schlumberger Technology Corporation (incorporated by reference to Exhibit 10.11 to the Registrant's Registration Statement on Form S-1, Registration No. 333-187487).
10.24	†
Second Amendment to Sand Supply Agreement, dated as of June 10, 2014, between Superior Silica Sands LLC and Schlumberger Technology Corporation (incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on November 7, 2014).
10.25	†
Amended and Restated Master Supply Agreement, dated December 22, 2015, between Superior Silica Sands LLC and Performance Technologies, LLC (incorporated by reference to Exhibit 10.24 to the Registrant's Annual Report on Form 10-K, filed with the SEC on February 29, 2016).
10.26	†
Purchase Option Agreement, dated December 22, 2015, between Superior Silica Sands LLC and Performance Technologies, LLC (incorporated by reference to Exhibit 10.25 to the Registrant's Annual Report on Form 10-K, filed with the SEC on February 29, 2016).
10.27	†
Wet Sand Services Agreement, dated April 7, 2011, by and between Superior Silica Sands LLC and Fred Weber, Inc. (incorporated by reference to Exhibit 10.10 to the Registrant's Registration Statement on Form S-1, Registration No. 333-187487).
10.28	†
Memorandum of Understanding, dated May 9, 2012, between Canadian National Railway Company and Superior Silica Sands LLC (incorporated by reference to Exhibit 10.9 to the Registrant's Registration Statement on Form S-1, Registration No. 333-187487).

Exhibit number		Description

10.29		Emerge Energy Services LP 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, filed with the SEC on May 20, 2013).
10.30		Emerge Energy Services LP Director Compensation Program (incorporated by reference to Exhibit 10.4 to the Registrant's Annual report on Form 10-K, filed with the SEC on March 5, 2015).
10.31
Form of Emerge Energy Services LP 2013 Long-Term Incentive Plan Phantom Unit Agreement (Performance-Vesting Agreement) (incorporated by reference to Exhibit 10.7 to the Registrant's Current Report on Form 8-K, filed with the SEC on May 20, 2013).
10.32
Form of Emerge Energy Services LP 2013 Long-Term Incentive Plan Phantom Unit Agreement (Time-Vesting Agreement) (incorporated by reference to Exhibit 10.8 to the Registrant's Current Report on Form 8-K, filed with the SEC on May 20, 2013).
10.33
Amended Employment Letter, dated May 29, 2013, between Emerge Energy Services GP LLC and Rick Shearer (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, filed with the SEC on June 4, 2013).
10.34
Letter Agreement, dated May 29, 2013, between Emerge Energy Services GP LLC and Rick Shearer (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on June 4, 2013).
10.35
Employment Letter, dated October 19, 2015, between Emerge Energy Services GP LLC and Deborah Deibert (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, filed with the SEC on October 22, 2015).
10.36
Amendment to Amended Employment Letter, dated April 15, 2016, by and between Emerge Energy Services GP LLC and Rick Shearer (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on April 15, 2016).
10.37
Second Amendment to Amended Employment Letter, dated November 2, 2016, by and between Emerge Energy Services GP LLC and Rick Shearer (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on November 3, 2016).
21.1		List of Subsidiaries of Emerge Energy Services LP (incorporated by reference to Exhibit 21.1 to the Registrant's Registration Statement on Form S-1, Registration No. 333-213989).
23.1	**	Consent of BDO USA, LLP.
23.2	*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).
23.3	*	Consent of Latham & Watkins LLP (contained in Exhibit 8.1).
23.4	**	Consent of Cooper Engineering Company, Inc.
23.5	**	Consent of Westward Environmental, Inc.
24.1	*	Powers of Attorney (contained on the signature page to this Registration Statement).

*      Filed previously.

**     Filed herewith.

#      Pursuant to Item 601(b)(2) of Regulation S-K, the Partnership agrees to furnish a copy of any omitted exhibit or schedule to the U.S. Securities and Exchange Commission upon request.

†      Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.